EXHIBIT 10.6

October 20, 2014

Mr. Timothy O’Shaughnessy
1522 T Street NW
Washington, DC 20005

Dear Tim:

It is a pleasure to welcome you to Graham Holdings Company (the “Company”), effective as of November 3, 2014 (the “Commencement Date”). You will serve as President of the Company and will report to the Chief Executive Officer of the Company. Your primary work location will be at the Company’s corporate headquarters in Arlington, Virginia.

Your annualized base salary will be $750,000. You will be eligible for a discretionary annual cash incentive bonus target of 100% of your base salary, based on your performance and the Company’s achievement of its financial targets; provided that any such bonus in respect of calendar year 2014 shall be prorated to an amount equal to 1/6th of the full-year amount as a result of your partial-year employment in 2014. All bonuses are paid at the time (which will not be later than March 15 of the year following the year in which the applicable bonus is earned), and subject to the same terms, as are customary for bonuses payable to other senior-level Company executives.

On the Commencement Date, you will be granted an option (the “Option”) to purchase 50,000 shares of the Company’s Class B Common Stock that will have an exercise price that shall be equal to the amount determined by taking the closing stock price per share of Class B Common Stock on the New York Stock Exchange on the Commencement Date and increasing it by an amount that assumes a 3.5% compound annual growth rate over the maximum term of the Option, which is ten years from the Commencement Date. The Option will be granted under and generally subject to the terms of GHCO’s 2012 Incentive Compensation Plan, as amended, and will be reflected in an award agreement that will generally contain terms and conditions that are standard for the Company, except as set forth in this letter agreement or the award agreement for such Option. Subject to your continued employment with the Company, the Option will vest with respect to 8,333 shares on each of the first through fifth anniversaries of the Commencement Date and will vest with respect to 8,335 shares on the sixth anniversary of the Commencement Date. If, at any time while the Option remains outstanding, the Company terminates your employment involuntarily for any reason other than cause (as determined by the Company in its discretion), (i) provided that you enter into a Separation and Release Agreement substantially in the form attached as Exhibit A to this letter agreement (the “Separation Agreement”) and it becomes effective and irrevocable not later than 30 days following the date your employment terminates, you will vest in the next tranche of the Option that is scheduled to vest after the date your employment terminates, if any, (ii) any portion of the Option that remains unvested as of the earlier of (A) the date the Separation Agreement becomes effective and irrevocable and (B) the 31st day following the date your employment terminates will be forfeited, and (iii) you will have three months (or, if shorter, through the expiration date of the Option) following termination to exercise any vested portion of the Option. If, at any time while the Option remains outstanding, you terminate your employment voluntarily for any reason, any portion of the Option that remains unvested as of such termination will be forfeited, and you will have three months (or, if shorter, through the expiration date of the Option) following termination to exercise any vested portion of the Option. If, at any time while the Option remains outstanding, your employment is terminated by the Company for cause, all unexercised portions of the Option (whether vested or unvested) will be immediately forfeited. The Option will automatically expire on the tenth anniversary of the Commencement Date, unless otherwise terminated prior to such date in accordance with its terms.

You will also be granted 5,000 Performance Units in the 2013-2016 cycle, and 7,500 Performance Units in the 2015-2018 cycle. These awards will be subject to terms and conditions that are standard for the Company, provided that if, at any time while any of your Performance Units remain outstanding, your employment is terminated by the Company for cause, all outstanding Performance Units (whether vested or unvested) will be immediately forfeited. Details relating to your Performance Unit awards will be provided shortly.

You agree to be bound by the restrictive covenants set forth on Exhibit B to this letter agreement (the “Restrictive Covenants”) to the extent set forth in Exhibit B.

Any and all payments described in this letter agreement will be subject to applicable federal, state, local and non-U.S. tax reporting and withholding requirements. This letter agreement shall be interpreted such that the payments made thereunder shall comply with, or be exempt from, Section 409A of the Internal Revenue Code, as amended, and the Treasury Regulations and any applicable guidance thereunder (“Section 409A”). To the extent that the Company determines that any payment or benefit pursuant to this letter agreement or the Separation Agreement is subject to Section 409A, such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A (including, without limitation, in the case of any amount that is payable in connection with termination of your employment, such amount will only be paid in the event that such termination constitutes a “separation from service” within the meaning of Section 409A and will be subject to a six-month delay, in each case, to the extent necessary to comply with Section 409A). However, nothing in this letter agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity, and the Company shall not pay any additional payment or benefit in the event that the Company changes the time or form of your payments or benefits in accordance with this paragraph.

The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York (without giving effect to any otherwise applicable conflicts of law principles). YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF EITHER PARTY RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT OR THE SEPARATION AGREEMENT. This letter agreement does not constitute an employment contract. As with all employees, your relationship with the Company is one of employment-at-will, which allows for termination of this relationship by you or the Company for any or no reason, at any time, with or without notice.

This letter agreement sets forth your and the Company’s entire understanding relating to the subject matter hereof, and supersedes all prior agreements and understandings between you and the Company. No modification, termination, or attempted waiver of this letter agreement shall be valid unless set forth in a writing signed by the party against whom the same is sought to be enforced.

Please indicate your understanding and acceptance of this letter agreement by signing and returning one copy to me; a second copy is enclosed for your records. If you have questions about any of these terms, please let me know. We are very pleased that you have joined us.

Sincerely,

/s/ Ann L. McDaniel

Ann L. McDaniel
Senior Vice President

Agreed and Accepted:

/s/ Timothy O’Shaughnessy     10/21/2014

Timothy O’Shaughnessy        Date